SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                  FORM 8-K/A

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




      Date of report (Date of earliest event reported): May 1, 2006

                        Biggest Little Investments L.P.
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)



         Delaware                     0-16856                 13-3368726
--------------------------    ----------------------    ---------------------
(State or other jurisdic-    (Commission File Number)   (IRS Employer Identi-
 tion of incorporation or                                   fication No.)
     organization)



      1175 West Moana Lane
          Reno, Nevada                                           89509
--------------------------------                         --------------------
(Address of principal executive                                (Zip Code)
           offices)

                                (775) 825-3355
             ---------------------------------------------------
             (Registrant's telephone number, including area code)


             ---------------------------------------------------
         (Former name or former address, if changed since last report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Ruled 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13E-4(c))



ITEM 8.01.  Other Events and Regulation FD Disclosure.

     On May 1, 2006, Biggest Little Investments, L.P. (the "Partnership") sent a letter to each of the Partnership's limited partners explaining that the Partnership had inadvertently mailed an incorrect draft of a letter to its limited partners on April 17, 2006, and that the current, revised letter contains pertinent information that was meant to be mailed originally. A copy of the revised letter is attached to this Current Report on Form 8-K as
Exhibit 99.1 and is incorporated in its entirety into this Item 8.01 disclosure by reference.


ITEM 9.01.  Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired:  N/A


(b) Pro Forma Financial Information:  N/A


(c) Exhibits.

Exhibit No.             Description
----------              -----------

99.1                    Letter of Biggest Little Investments, L.P., dated
                        April 27, 2006





























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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 2nd day of May, 2006.


                                Biggest Little Investments L.P.

                                By:  Maxum LLC
                                     Its General Partner


                                     By:  /s/ Ben Farahi
                                     -------------------
                                              Ben Farahi
                                              Manager








































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Exhibit Index

Exhibit No.             Description

99.1                    Letter of Biggest Little Investments, L.P., dated
                        April 27, 2006




















































                                    -4-



Exhibit 99.1


                                   MAXUM LLC
                        1175 West Moana Lane, Suite 200
                                 Reno, NV 89509
                       Tel:775-825-3355  Fax:775-825-7705

April 27, 2006


Dear Limited Partner:

You recently received from us a letter describing recent events pertaining to Biggest Little Investments, L.P. (the "Partnership") along with a check in the amount of $2.50 per unit of limited partnership interests ("Unit"). The letter you received was a draft that did not contain certain information which we thought you would find to be of interest. This letter provides such updated information. We apologize for any inconvenience.

As of March 31, 2006, the Partnership, had approximately $6.8 million in cash. We believe the Partnership has sufficient cash to meet its operational needs and maintain adequate working capital reserves, which allowed the Partnership to be able to make the distribution of $2.50 per Unit.

We became the general partner of your partnership in January 2002. At that time, the Partnership's sole asset was a mortgage note secured by a shopping center, the Sierra Marketplace Shopping Center, in Reno, Nevada. The Partnership originally had invested more than three fourths of its original cash (raised through the sale of the Units) in three other mortgage notes, two of which became worthless, and the third of which was subjected to a class action lawsuit against the previous general partner. The Partnership assumed control of Sierra Marketplace in March 2003 in lieu of foreclosing on its last outstanding note, which was in default status. The Partnership's sole operating asset since that time has been Sierra Marketplace, which has also been the Partnership's main source of revenue.

During the past few years, Reno has experienced substantial growth. It is the general partner's intention to try to maximize the long-term value of the Partnership's property, even if it means sacrificing some short-term income. Currently, the Partnership is marketing spaces at the property on a short-term basis while we continue to develop a long-term plan for the property. To this end, we recently applied for, and received, a zoning change for Sierra Marketplace, from "Commercial" to "Hotel Casino." The property has historically enjoyed "Tourist Commercial" designation under the City's
Master Plan. The City of Reno is considering changing the master plan for the area where the Sierra Property is located. With the zoning change, we were able to ensure that the rights of the property are going to align with the city's master plan designation.

In 2001, before we became the general partner, Units traded on the secondary market for an average price of $104.10. Netting this price against distributions of approximately $62 per Unit means that such Units actually sold for an average of $41.42 per Unit in 2001. In 2005, the Units traded for an average of $79.90, and in the first two months of 2006, the Units traded for an average of $91.61.

                                    -5-



Thank you for your continued support and we will continue to keep you apprised with respect to the Partnership's operations.

You may obtain current and past publicly disclosed information on your Partnership on its website, www.biggestlittle.com.




















































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